Exhibit 8.1

[Letterhead of Cahill Gordon & Reindel LLP]

(212) 701-3000

February 18, 2010

General Electric Capital
   Corporation
201 High Ridge Road
Stamford, CT 06927

Re: GE Capital Trust I

Ladies and Gentlemen:

     We have acted as special U.S. federal income tax counsel to General Electric Capital Corporation, a Delaware corporation (“GE Capital”), in connection with the offer by GE Capital Trust I, a Delaware statutory trust (the “Trust”), to exchange up to $2,500,000,000 aggregate liquidation amount of its 6.375% Fixed to Floating Rate Trust Securities (“Trust Securities”) and cash for any and all of the outstanding 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 (the “Debentures”) of GE Capital (the “Exchange Offer”). The Debentures were issued under an Indenture for Subordinated Debentures, dated as of September 1, 2006, between GE Capital and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture”).

     In connection with the Exchange Offer, a registration statement on Form S-4 (File No. 333-164631) (as amended through the date hereof, the “Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) for the registration of the Trust Securities.

     For purposes of rendering our opinion, we have reviewed and relied upon (1) the Registration Statement; (2) the prospectus included in the Registration Statement (the “Prospectus”); (3) the Indenture; (4) the Certificate of Trust, dated January 26, 2010, of the Trust (the “Certificate of Trust,” and together with the Indenture, the “Executed Transaction Documents”); (5) the Form of Amended and Restated Trust Agreement of the Trust filed as Exhibit 4.2 to the Registration Statement (the “Trust Agreement”); (6) the Form of Guarantee Agreement between GE Capital and The Bank of New York Mellon, as trustee, filed as Exhibit 4.3 to the Registration Statement (the “Guarantee Agreement”); (7) the Form of Supplemental Indenture filed as Exhibit 4.4 to the Registration Statement (the “Supplemental Indenture,” and together with the Trust Agreement and Guarantee Agreement, the “Preliminary Transaction Documents”); (8) the representation letters from GE Capital and J.P. Morgan Securities Inc. (“JPMorgan”) dated the date hereof (the “Preliminary Representation Letters”); (9) the opinions of Richards, Layton & Finger, P.A. (“Richards Layton”), dated the date hereof, issued to GE Capital regarding certain matters of Delaware law (the “Preliminary Delaware Opinions”); (10) the opinion of Alan M. Green, Associate General Counsel, Corporate Treasury, of GE Capital, regarding the enforceability of the Indenture, the Supplemental Indenture, the Debentures, and the Guarantee Agreement; (11) all pertinent attachments and exhibits to the foregoing; and (12) such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of our opinion.

     In rendering our opinion, we have assumed that (1) the Preliminary Transaction Documents will be duly executed and delivered by the parties thereto on the closing date of the Exchange Offer (the “Closing Date”) in substantially the same form as their form on the date hereof; (2) each of the statements and representations in the Preliminary Representation Letters, without regard to any qualification as to knowledge or belief, are and will remain true, correct, and complete; (3) the representation letters from GE Capital and JPMorgan to be delivered to us on the Closing Date will not differ from the Preliminary Representation Letters in a manner that would be material to our opinion expressed below; (4) the opinions of Richards Layton to be delivered to us on the Closing Date will not differ in any material respect from the Preliminary Delaware Opinions; (5) the factual information contained in the Prospectus and Registration Statement, including the factual information incorporated therein by reference, is true, correct, and complete in all material respects as if made on the date hereof; (6) all obligations imposed on, or covenants agreed to, by the parties pursuant to the Executed Transaction Documents and Preliminary Transaction Documents, when duly executed, have been or will be performed or satisfied in accordance with their terms.

     We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of any such copies.

     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, to the extent that the discussion in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” contains statements of U.S. federal income tax law and the Treasury regulations or legal conclusions with respect thereto, such statements constitute the opinion of Cahill Gordon & Reindel LLP.

     Our opinion is based upon existing statutory, regulatory, and judicial authority as of the date hereof, any of which may be changed at any time with retroactive effect. Our opinion is limited in scope to the U.S. federal income tax matters specifically addressed herein, and is not binding on the Internal Revenue Service or a court of law. Further, our opinion is based solely on information provided and representations made to us, as well as the assumptions set forth above. Our opinion cannot be relied upon if any of such information, representations, or assumptions are, or later become, inaccurate, incorrect, or incomplete in any material respect.

     We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the use of our name under the headings “Certain U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Cahill Gordon & Reindel LLP